Exhibit 10.74

Amendment Number Two
to the
American General Corporation
Supplemental Executive Retirement Plan

Amendment made this 30th day of December, 2008 to the American General Corporation Supplemental Executive Retirement Plan (the “Plan”), as amended to date, pursuant to the authority reserved in Article 5.1 thereof.

WHEREAS, benefit accruals under the Plan ceased as of December 31, 2002 or as of August 29, 2004;

WHEREAS, three Executives (“Non-Grandfathered Executives” set forth in Exhibit C) are nonetheless subject to Section 409A of the Internal Revenue Code by reason of their continued accrual of Years of Service for purposes of eligibility for Early Retirement; and

WHEREAS, AIG Life Holdings (U.S.), Inc. formerly known as American General Corporation (the “Company”) therefore desires to amend the Plan to include provisions required by Section 409A of the Internal Revenue Code and to update certain administrative procedures.

NOW THEREFORE, the Plan is amended as follows:

1.             Section 2.4 of the Plan is amended and restated in its entirety to read as follows:

“Section 2.4 Disability. If a Grandfathered Executive is receiving either short-term or long-term disability benefits under any Company plan, then, during the period of payment of such disability benefits, the Executive shall be treated as employed for all purposes of the Plan, including, without limitation, attainment of the age, service and vesting requirements under the Plan (but not for purposes of accruing benefits after December 31, 2002). The parties hereto agree that such disability benefits will cease and the Grandfathered Executive will no longer be considered employed by the Company on the date on which the Executive attains the Executive’s Normal Retirement Age. Payment of the Executive’s Retirement Benefit shall commence after, but not more than sixty (60) days after, the Grandfathered Executive’s Normal Retirement Date.

If a Non-Grandfathered Executive incurs a Total Disability while employed by the Company or an Affiliated Employer, the Retirement Benefit accrued by the Non-Grandfathered Executive will commence to be paid no more than ninety (90) days after the Non-Grandfathered Executive’s Normal Retirement Date.”

2.             Section 2.8(A) of the Plan is amended and restated in its entirety to read as follows:

“(A)        Time of Payment. Except as provided in Section 2.3, Section 2.4, Section 2.5, the payment of any Retirement Benefit to which an Executive has become entitled shall commence as follows:

(i)                                     in the case of a Grandfathered Executive, no more than sixty (60) days after the Executive’s date of retirement;

(ii)                                  in the case of a Non-Grandfathered Executive, except as provided in (iii) below, no more than ninety (90) days after the Executive’s Termination of Employment; and

(iii)                               in the case of a Non-Grandfathered Executive who is a Specified Employee, no more than ninety (90) days after six (6) full calendar months elapse following the Executive’s Termination of Employment.

To the extent that monthly payments to be paid to a Non-Grandfathered Executive who is a Specified Employee are delayed by reason of the foregoing six-month delay, such delayed monthly payments shall be paid to the Executive in a lump sum amount when payments commence, adjusted with interest at an annual rate of 5%. If payment of a lump sum amount is delayed by reason of the six-month delay, the lump sum to be paid to the Non-Grandfathered Executive shall be the lump sum amount calculated as of the first of the month following the Executive’s Termination of Employment increased with interest at an annual rate of 5% for the period of the delay in payment or, if larger, the lump sum present value calculated as of the delayed payment date.”

3.             Section 2.8(C) of the Plan is amended and restated in its entirety to read as follows:

“(C) Election of Alternative Forms of Payment. Except as provided below, a Grandfathered Executive can elect that the Executive’s Retirement Benefit be paid in any of the following forms by an irrevocable election in writing which is delivered to the Company within sixty (60) days after the Executive commences participation in the Plan, or, with the permission of the Administrator, by an irrevocable election in writing which is delivered to the Company at any time before the Executive’s retirement becomes effective:

(i)                                     a joint and survivor annuity payable at a reduced amount for the life of the Executive with a survivor annuity for the life of the Executive’s surviving spouse which shall be one hundred percent (100%) of the annuity payable during the joint lives of the Executive and the surviving spouse;

(ii)                                  a joint and survivor annuity payable at a reduced amount for the life of the Executive with a survivor annuity for the life of the Executive’s surviving spouse which shall be seventy-five percent (75%) of the annuity payable during the joint lives of the Executive and the surviving spouse;

(iii)                               a joint and survivor annuity payable at a reduced amount for the life of the Executive with a survivor annuity for the life of the Executive’s surviving spouse which shall be fifty percent (50%) of the annuity payable during the joint lives of the Executive and the surviving spouse; or

(iv)                              a lump-sum payment of the actuarial present value of the normal form of payment of the Retirement Benefit.

Notwithstanding the foregoing, prior to January 1, 2009, a Non-Grandfathered Executive may make an irrevocable election as to the form of payment of his/her Retirement Benefit provided that it complies with transition guidance under Code Section 409A and procedures established by the Retirement Board. Any such valid election will be effective if the Non-Grandfathered Executive incurs a Termination of Employment after December 31, 2008. In the absence of such a valid election, payment will be made in the form of payment last validly elected by the Executive or, in the absence of a prior valid election, in the form of payment specified in Section 2.8(B). A Non-Grandfathered Executive who has validly elected an annuity form of payment may, at any time prior to the commencement of payment, elect another annuity form of payment provided such election is made in accordance with procedures established by the Administrator. No other change to the form of payment election may be made after December 31, 2008.

In calculating an alternative form of payment for the Retirement Benefit, the Administrator shall use the same assumptions utilized under the American General Retirement Plan (or any successor plan thereto) immediately prior to the Executive’s termination of employment, or, if a Change in Control shall have occurred prior to the Executive’s termination of employment, the assumptions so utilized immediately prior to the Change in Control, if more favorable to the Executive.”

4.             Section 4.1 through Section 4.5 of the Plan are amended and restated in their entirety to read as follows:

Section 4.1 Filing of claim under the Plan. An Executive or beneficiary under the Plan may file a written claim for a Retirement Benefit with the Retirement Board or with a person named by the Retirement Board to receive claims under the Plan.

Section 4.2 Notice of denial of claim. In the event of a denial or limitation of any Retirement Benefit or payment due to or requested by, an Executive or beneficiary under the Plan (“claimant”), the claimant shall be given a written notification containing specific reasons for the denial or limitation of the benefit. The written notification shall be written in a manner calculated to be understood by the claimant and shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review, including but not limited to the applicable time limits for submitting such claim and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Retirement Board unless special circumstances require an extension of time to process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan expects to render the benefit determination. In no event may such extension exceed a period of 90 days from the end of the initial 90-day period.

Section 4.3 Right of review. In the event of a denial or limitation of the claimant’s Retirement Benefit, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Retirement Board or its delegate; provided, however, that such written request must be received by the Retirement Board within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Retirement Board in appropriate cases. As part of such review, the claimant or the claimant’s duly authorized representative shall be provided, upon request and free of charge, reasonable access to all documents, records or other information relevant to the claimant’s claim for benefits and shall be permitted to submit to the Retirement Board written comments, documents records and other information relating to the claim, which shall be taken into account by the Retirement Board in making its determination on review, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 4.4 Decision on review. A decision on review shall be rendered by the Retirement Board within 60 days after the receipt of the request for review, unless special circumstances require an extension of time to process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 60-day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Retirement Board expects to render the determination on review. In no event may such extension exceed a period of 60 days from the end of the initial 60-day period. Any decision on review by the Retirement Board shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific Plan provisions on which the decision is based. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

Section 4.5 Disability claims. In the event the claim requires a determination by the Retirement Board or its designee as to whether the Executive is disabled, the disability claim procedures set forth in the American International Group, Inc. Retirement Plan shall apply, which such claim procedures are hereby incorporated by reference as if set forth in full herein.

5.             Section 6.1 of the Plan, “Administrator”, is amended to read as follows:

“Administrator” means the Retirement Board or such other person or persons designated by the Retirement Board.”

6.             Section 6.1 of the Plan is amended by the addition of the following definitions:

“Affiliated Employer” shall mean any member of the same controlled group of corporations as the Company as determined under Section 414(b) or (c) of the Code.

‘Grandfathered Executive’ means an Executive who has ten (10) or more Years of Service as of December 31, 2004.

‘Non-Grandfathered Executive’ means an Executive who has less than ten (10) Years of Service as of December 31, 2004.

‘Retirement Board’ shall mean the Retirement Board of American International Group, Inc.

‘Specified Employee’ shall mean an Executive who, as of the date of the Executive’s Termination of Employment, is a key employee of the Company or an Affiliated Employer. For purposes of this Plan, an Executive is a key employee if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on the December 31st of a year. If an Executive is a key employee as of such December 31st, the Executive is treated as a key employee for purposes of this Plan for the entire 12-month period beginning on the next following April 1st.

‘Termination of Employment’ means the Executive has separated from the service of (other than by death or Total Disability) the Company and each Affiliated Employer, subject to the following:

(a)                                 For this purpose, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave (other than by reason of Total Disability), or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months or, if longer, so long as the individual’s right to reemployment with the Company or an Affiliated Employer is provided either by statute or by contract. If the period of leave exceeds six (6) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)                                 The determination of whether an Executive has terminated employment shall be determined based on the facts and circumstances in accordance with the rules set forth in Code Section 409A and the regulations thereunder.

‘Total Disability’ shall be deemed to have occurred if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Non-Grandfathered Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliated Employer or, if a Non-Grandfathered Executive does not participate in such a plan, a period of disability during which the Non-Grandfathered Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can he expected to last for a continuous period of not less than 12 months.”

7.                                      In order to record the Participants who are Non-Grandfathered Executives, the Plan is amended by the addition of Exhibit C attached hereto.